UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2026 (February 25, 2026)

FTAI INFRASTRUCTURE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41370	87-4407005
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, 45th Floor
New York, New York 10105
(Address of principal executive offices and zip code)

(212) 798-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FIP	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 25, 2026 (the “Closing Date”), FTAI Infrastructure Inc. (the “Company”) entered into a credit agreement (the “Term Loan Credit Agreement”) among Alter Domus (US) LLC, as administrative agent (the “Administrative Agent”), and certain funds, investment vehicles or accounts managed or advised by Kennedy Lewis Investment Management LLC, Ares Management LLC and Caspian Capital LP. The Term Loan Credit Agreement provides for a secured term loan facility (the “Term Loan”) with an initial aggregate principal amount of $1,314.6 million.  The Term Loan will mature on February 1, 2028.

Interest under the Term Loan will accrue at a rate of 9.75% per annum.

The Term Loan may be prepaid, at the option of the Company, at any time without premium (other than the payment of a MOIC Amount (as defined in the Term Loan Credit Agreement), if any, to be calculated in accordance with the Term Loan Credit Agreement). The Term Loan Credit Agreement requires that the Term Loan be repaid with the proceeds of certain asset sales, casualty condemnations and recovery events, subject to customary reinvestment rights, and excess cash flow, issuances of certain debt securities and incurrences of debt and in the event of a change of control.

The Term Loan Credit Agreement contains customary representations and warranties, affirmative covenants, and negative covenants.  The negative covenants limit the Company and its subsidiaries’ ability to, among other things, (i) create liens on the Company’s or such subsidiaries’ assets, (ii) incur indebtedness, (iii) engage in fundamental changes, (iv) make restricted payments (including dividends and investments), (v) engage in certain transactions with affiliates and (vi) enter into agreements restricting the ability of the Company’s subsidiaries to make distributions to the Company.

The Term Loan Credit Agreement also contains customary events of default.  The occurrence of an event of default could result in the acceleration of all outstanding amounts under the Term Loan.

On the Closing Date, the Company, certain of its subsidiaries (such subsidiaries, the “Guarantors”) and the Administrative Agent entered into a security agreement, pursuant to which the Company and the Guarantors granted a first-priority security interest in substantially all of their respective assets, subject to customary exceptions and exclusions.

On the Closing Date, the Guarantors entered into a guarantee agreement in favor of the Administrative Agent, pursuant to which the Guarantors guaranteed the Company’s obligations and liabilities under the Term Loan Credit Agreement.

The foregoing description of the Term Loan Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Term Loan Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Item 1.02	Termination of a Material Definitive Agreement.

On the Closing Date, the Company used the net proceeds from the Term Loans to repay in full all outstanding principal and interest (together with fees, expenses and other amounts owed in connection therewith) under the Credit Agreement, dated as of August 25, 2025, among the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto and BARCLAYS, as administrative agent.

Item 2.02	Results of Operations and Financial Condition.

On February 26, 2026, the Company issued a press release announcing the Company’s results for its fiscal quarter and year ended December 31, 2025. A copy of the Company’s press release is attached to this Current Report on Form 8-K (the “Current Report”) as Exhibit 99.1 and is incorporated herein solely for purposes of this Item 2.02 disclosure.

This Current Report, including the exhibit attached hereto, is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, unless expressly set forth as being incorporated by reference into such filing.

Item 9.01	Financial Statements and Exhibits.
Exhibit No.	Description
10.1*
Credit Agreement, dated as of February 25, 2026, among FTAI Infrastructure Inc., the guarantors from time to time party thereto, the Lenders from time to time party thereto, certain other financial institutions from time to time party thereto and Alter Domus (US) LLC, as administrative agent.

99.1	Press release, dated February 26, 2026, issued by FTAI Infrastructure Inc.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the iXBRL document).

*The registrant has omitted certain schedules and exhibits pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 26, 2026	FTAI INFRASTRUCTURE INC.
/s/ Kenneth J. Nicholson
Kenneth J. Nicholson
Chief Executive Officer and President